Exhibit 10.60

AMENDMENT TO EXECUTIVE SEVERANCE AGREEMENT

THIS AMENDMENT TO EXECUTIVE SEVERANCE AGREEMENT (the “Amendment”), dated March 8, 2006, amends the Executive Severance Agreement (“Severance Agreement”) dated May 4, 2005, between AMN Healthcare, Inc. (the “Company”) and Denise L. Jackson (“Executive”).

WHEREBY, the Company and the Executive agree:

Paragraph 2 of the Severance Agreement is amended as follows:

2. Severance Benefits.

In the event that the Company terminates Executive’s employment without “Cause” (as defined below), the Company agrees to:

(a) Pay to Executive severance payments in an amount equal to twelve (12) months base salary at the rate in effect on the date of the termination of Executive’s employment (the “Termination Date”), plus the prorated portion of Executive’s Performance Period target bonus (determined by calculating the Executive’s Performance Period target bonus assuming the Executive had remained employed during the entire Performance Period, and multiplying the target bonus by the product of the number of days during the Performance Period that the Executive was employed, divided by 365) and commencing with the first payroll date after the Termination Date, and subject to the satisfaction of the conditions set forth in Section 4 below, payable in equal installments over such twelve month period by mail or by direct deposit in accordance with the Company’s normal payroll schedule, practices and applicable law. Notwithstanding anything in this Agreement to the contrary, if required to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such severance payments shall be accelerated to the extent necessary to ensure that all such payments are made no later than the March 1st of the year following the year in which the Termination Date occurs. All withholding taxes and other deductions that the Company is required by law to make from wage payments to employees will be made from such severance payments.

(b) If Executive makes an election to continue Executive’s coverage under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) reimburse Executive for the cost of such coverage during the period beginning on the Termination Date and ending on the earlier of (i) the twelve month anniversary of the Termination Date or (ii) the date upon which the Executive becomes eligible for comparable coverage under another employer’s group health plans. Such period shall run concurrently with the period of Executive’s rights under COBRA.

(c) If the Company relocates the Executive’s position to a locale beyond a 50 mile radius from the Company’s headquarters at 12400 High Bluff Drive, Suite 100, San Diego, California 92130, it shall be considered a termination of the Executive without “Cause”, entitling the Executive to receive the Severance Benefits as set forth herein. Requiring the Executive to work more than 14 work days in a calendar year beyond such 50 mile radius shall constitute a relocation under this subsection 2(c).

For purposes of this Agreement, “Cause” for termination of the Executive shall mean (a) Executive’s failure to perform in any material respect his duties as an employee of the Company, (b) violation of the Company’s Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers and Principal Executive Officer, and/or Securities Trading Policy, (c) the engaging by Executive in willful misconduct or gross negligence which is injurious to the Company or any of its affiliates, monetarily or otherwise, (d) the commission by Executive of an act of fraud or embezzlement against the Company or any of its affiliates, or (e) the conviction of Executive of a crime which constitutes a felony or any lesser crime that involves Company property or a pleading of guilty or nolo contendre with respect to a crime which constitutes a felony or any lesser crime that involves Company property.

All other provisions of the Executive Severance Agreement remaining in full force and effect.

Date: March 8, 2006	AMN HEALTHCARE, INC.

	By:	/S/ SUSAN R. NOWAKOWSKI
Name: Susan R. Nowakowski Title: Chief Executive Officer

Date: March 8, 2006	By:	/S/ DENISE L. JACKSON
Name: Denise L. Jackson Title: “Executive”